EXHIBIT 4.1

AMENDMENT TO 12% CONVERTIBLE PROMISSORY NOTE

This Amendment to 12% Convertible Promissory Note (the “Amendment”) dated October 28, 2011, by and among As Seen on TV, Inc., a Florida corporation (the “Borrower”) and Steve Rogai (the “Lender”) amends that certain 12% Convertible Promissory Note in the principal amount of $107,000 dated May 25, 2010, as amended May 26, 2011, by and between the Borrower and Lender (the “Note”).

WHEREAS, on May 25, 2010, the Borrower issued to the Lender the Note;

WHEREAS, the Note is convertible into securities of the Borrower at the sole option of the Lender;

WHEREAS, the Borrower requires working capital and desires to sell to certain investors (the “Offering”) a minimum of 80 units and a maximum of 180 units (plus an over-allotment of up to 70 additional units) , with each unit priced at $50,000 (the “Units”) and consisting of: (a) 62,500 shares of common stock, par value $.0001 per share of the Borrower (“Common Stock”) , and (b) warrants to purchase 62,500 shares of Common Stock at an exercise price of $1.00 for minimum gross proceeds of $4,000,000 pursuant to the terms and conditions of that certain Private Placement Memorandum, dated October 4, 2011, as the same may be supplemented from time to time and that Securities Purchase Agreement which will be dated on the initial closing date of the Offering (the “SPA”);

WHEREAS, a condition to the closing of the Offering requires the mandatory conversion of the Note into Units in the Offering; and

WHEREAS, the Lender is an officer and director of the Borrower and recognizes that it is in the best interests of the Borrower and Lender if the Note is converted into Units, thereby satisfying the Note in its entirety.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency which is hereby acknowledged, the parties agree as follows:

1.

Amendment to Conversion Price. The Conversion Price, as defined under the Note, shall be $50,000 per Unit, which breaks down to $0.80 for one share of Common Stock and one Warrant in the Offering.

2.

Mandatory Conversion.  Section 3 of the Note shall be amended to include the following:

“Mandatory Conversion.  Upon the closing of a sale of Units for minimum gross proceeds of $4,000,000, the outstanding principal and interest under this Note shall automatically convert into such number of Units as determined by dividing the outstanding principal and interest under this Note by the Conversion Price.”

3.

Capitalized Terms.  All capitalized terms which have not been defined shall have the meaning contained in the Note.

4.

Effective Date.  This Amendment shall be deemed effective upon the initial closing of the Offering.

5.

Ratification of the Note.  In all other respects, the Note is ratified and confirmed.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment to the Note as of the date set forth above.

AS SEEN ON TV, INC.		STEVE ROGAI
a Florida corporation

By:	/s/ Kevin Harrington	/s/ Steve Rogai
Its: Chairman

2